Exhibit T3F

Cross Reference Table

TIA Section	Loan Note Instrument Section
§310(a)	Schedule 4, Section I
(b)	Schedule 4, Sections I and II
§311(a)	Schedule 4, Section I
(b)	Schedule 4, Section XI
§312(a)	Schedule 4, Section I
(b)	Schedule 2, Section XI
(c)	Schedule 4, Section III
§313	Schedule 4, Section III
§314	Schedule 4, Section IV
(e)	Section 1.1 (“Opinion of Counsel”)
§315(a)	Schedule 4, Section V
(b)	Schedule 4, Section VII
(c)	Schedule 4, Section XIII
(e)	Schedule 4, Section VIII
§316	Schedule 4, Section XI
§317(a)	Schedule 4, Section XII
(b)	Schedule 4, Section XV
§318	Section 12